Filed pursuant to Rule 424(b)(3).
Registration Statement No. 333-198948.

Wells Fargo Real Estate Investment Corporation

11,000,000 Shares
6.375% Cumulative Perpetual Preferred Stock, Series A
(Liquidation Preference $25 Per Share)

Wells Fargo Real Estate Investment Corporation originally issued its 6.375% Cumulative Perpetual Preferred Stock, Series A (the “Series A preferred stock”) on December 11, 2014 in an underwritten public offering.
The Series A preferred stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “WFE Pr A”. The last reported sale price of the Series A preferred stock on January 22, 2016 was $26.18.
We are an “emerging growth company” defined under federal securities laws, and as such, we may elect to comply with certain reduced public company reporting requirements in this prospectus and in our filings

Investing in our Series A preferred stock involves risks. See “Risk Factors” beginning on page 38 of our Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Annual Report”) and on page 14 of this prospectus for a description of certain risk factors that you should consider before investing in our Series A preferred stock.
The Series A preferred stock solely represents an interest in us and is not the obligation of, or guaranteed by, any other entity, including Wells Fargo & Company and Wells Fargo Bank, National Association. Shares of the Series A preferred stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and may be used by Wells Fargo Securities, LLC or any other affiliate of Wells Fargo Real Estate Investment Corporation in connection with offers and sales of the Series A preferred stock in market-making transactions, including block positioning and block trades, and unless such affiliate informs the purchaser otherwise in the confirmation of the sale, this prospectus is being used by such affiliate in a market-making transaction. Such market-making transactions will be made at negotiated prices related to prevailing market prices at the time. Any such broker-dealer affiliates, including Wells Fargo Securities, LLC, may act as principal or agent in such transactions and may receive compensation in the form of discounts and commissions from such market-making transactions. Wells Fargo Real Estate Investment Corporation will not receive any proceeds from such market‑making transactions.

Prospectus dated January 22, 2016

For purposes of this prospectus, “WFREIC,” the “Company,” “we,” “our,” and “us” refer to Wells Fargo Real Estate Investment Corporation, and where relevant, Wells Fargo Bank, National Association, acting on our behalf; “WPFC” refers to Wachovia Preferred Funding Corp.; the “Bank” refers to Wells Fargo Bank, National Association; and “Wells Fargo” refers to Wells Fargo & Company.

Neither we nor any dealer has authorized anyone to provide any information other than that contained in or incorporated by reference into this prospectus or to which we have referred you. Neither we nor any dealer take responsibility for, nor can provide any assurance as to the reliability of, any other information that others may give you. Offers to sell, and solicitation of offers to buy, the Series A preferred stock are made only under circumstances and in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference into this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference into this prospectus, regardless of the time of delivery of this prospectus or of any sale of any Series A preferred stock. Our business, prospects, financial condition and results of operations may have changed since such dates.

Explanatory Note
The Series A preferred stock was originally issued on December 11, 2014 in an underwritten public offering.
Wells Fargo Securities, LLC or any other affiliate of Wells Fargo Real Estate Investment Corporation may use this prospectus in connection with offers and sales of the Series A preferred stock in market-making transactions, including block positioning and block trades. Such market-making transactions will be made at negotiated prices related to prevailing market prices at the time of sale. Any such broker-dealer affiliates, including Wells Fargo Securities, LLC, may act as principal or agent in such transactions. Broker-dealers purchasing the Series A preferred stock from affiliates of Wells Fargo Real Estate Investment Corporation or Wells Fargo & Company, including Wells Fargo Securities, LLC, may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and subject to applicable prospectus delivery requirements.
Such broker-dealer affiliates may receive compensation in the form of discounts and commissions from such market-making transactions.
Wells Fargo Real Estate Investment Corporation will not receive any proceeds from such market-making transactions.

Where You Can Find More Information About WFRIEC
Registration Statement
We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 under the Securities Act for our Series A preferred stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and its exhibits. For further information about us, you should refer to the registration statement and its exhibits as well as information we incorporate by reference into this prospectus as described below. With respect to documents described in this prospectus, we refer you to the copy of the document if it is filed as an exhibit to the registration statement.
WFREIC’s SEC Filings
We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.
WFREIC does not maintain its own website. WFREIC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are accessible without charge on Wells Fargo & Company’s website, www.wellsfargo.com/invest_relations/filings.
Incorporation of Certain Information by Reference
We incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we subsequently file with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that we filed later. Any statement contained in a document incorporated, or deemed to be, incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference into this prospectus the documents (or portions thereof) listed below, all of which were filed with the SEC under File No. 001-36768:

•	our 2014 Annual Report on Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	our Current Report on Form 8-K dated March 18, 2015; and

•
the description of the Series A preferred stock contained in our Registration Statement on Form 8-A, filed on December 3, 2014, that incorporates by reference the information set forth under the caption “Description of the

Series A Preferred Stock” in the prospectus dated December 4, 2014, filed with the SEC pursuant to Securities Act Rule 424(b), that forms part of the Registration Statement on Form S-11 (File No. 333-198948), including any amendment or report filed to update such description (the “Form 8-A”).
We also incorporate by reference into this prospectus all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the date that our affiliates cease offering securities in market-making transactions pursuant to this prospectus (other than any documents or any portions of any documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules).
Documents Available Without Charge from WFREIC
WFREIC will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus (or in lieu thereof, the notice referred to in Rule 173 under the Securities Act) is delivered, upon written or oral request of such person, a copy of the document referred to above that has been incorporated by reference into this prospectus. You should direct requests for this document to:
Office of the Corporate Secretary
Wells Fargo & Company
Wells Fargo Center
MAC #N9305-173
Sixth and Marquette
Minneapolis, Minnesota 55479
Phone: (612) 667-0087

Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target”, “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make about: future results of WFREIC; expectations for consumer and commercial credit performance and the appropriateness of our allowance for credit losses; our expectations regarding net interest income; expectations regarding loan acquisitions and pay-downs; future capital expenditures; future dividends and other capital distributions; the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; the outcome of contingencies, such as legal proceedings; and our plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following:

•	economic conditions that affect the general economy, housing prices, the job market, consumer confidence and spending habits, including our borrowers’ prepayment and repayment of our loans;

•	the effect of the current low interest rate environment or changes in interest rates on our net interest income;

•	the level and volatility of the capital markets, interest rates, currency values and other market indices that affect the value of our assets and liabilities;

•	the effect of political conditions and geopolitical events;

•
losses relating to natural disasters, including, with respect to our loan portfolio, damage or loss to the collateral underlying loans in our portfolio or the unavailability of adequate insurance coverage or government assistance for borrowers;

•	adverse developments in the availability of desirable investment opportunities, whether they are due to competition, regulation or otherwise;

•	the extent of loan modification efforts, as well as the effects of regulatory requirements or guidance regarding loan modifications;

•	the availability and cost of both credit and capital;

•	investor sentiment and confidence in the financial markets;

•	our reputation and the reputation of Wells Fargo and the Bank;

•
financial services reform and the impact of other current, pending and future legislation, regulation and legal actions applicable to us, the Bank or Wells Fargo, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, and the final definition of qualified mortgage issued by the Consumer Financial Protection Bureau;

•	changes in accounting standards, rules and interpretations;

•	various monetary and fiscal policies and regulations of the U.S. and foreign governments;

•
failure in or breach of our, the Bank’s or Wells Fargo’s operational or security systems or infrastructure, or those of third party vendors and other security providers, including as a result of cyber attacks; and

•	the other factors described in “Risk Factors” in this prospectus and in our 2014 Annual Report that is incorporated by reference into this prospectus.

In addition to the above factors, we also caution that our allowance for credit losses currently may not be appropriate to cover future credit losses, especially if housing prices decline, unemployment worsens, or general economic conditions deteriorate. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition.

Any forward-looking statement made by us in this prospectus speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Prospectus Summary
Before you decide to invest in the Series A preferred stock, you should carefully read the following summary, together with the more detailed information and financial statements and related notes contained elsewhere in, or incorporated by reference into, this prospectus, especially the risks of investing in the Series A preferred stock discussed under “Risk Factors” in this prospectus and in our 2014 Annual Report that is incorporated by reference into this prospectus and the description of our Series A preferred stock in our Form 8-A that is incorporated by reference into this prospectus. Such summary description of our Series A preferred stock is qualified in its entirety by reference to the terms and provisions of our amended and restated certificate of incorporation that is filed as an exhibit to the registration statement of which this prospectus forms a part.
Wells Fargo Real Estate Investment Corporation

We are a Delaware corporation incorporated on August 29, 1996 and have been operating as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since our formation. We are a direct subsidiary of WPFC and an indirect subsidiary of Wells Fargo and the Bank.
Our principal business is to acquire, hold and manage interests in predominantly domestic mortgage loan assets and other authorized investments.
As of September 30, 2015, we had $13.2 billion in assets, consisting substantially of real estate loan participation interests. Although we have the authority to acquire interests in real estate loans and other authorized investments from unaffiliated third parties, as of September 30, 2015, substantially all of our interests in mortgage and other assets have been acquired from the Bank pursuant to loan participation and servicing and assignment agreements among the Bank, certain of its subsidiaries and us. The Bank originated the loans, purchased them from other financial institutions or acquired them as part of the acquisition of other financial institutions. In addition, we may acquire from time to time mortgage-backed securities and a limited amount of additional non-mortgage related securities from the Bank. We do not have lending operations. Unless the context otherwise requires, in this prospectus we generally refer to participation interests and whole loans as “loans.”
Substantially all of our loans are serviced by the Bank pursuant to the terms of loan participation and servicing and assignment agreements. The Bank has delegated servicing responsibility for certain loans to third parties, which are not affiliated with us or the Bank or its affiliates.
As a REIT, we generally will not be required to pay U.S. federal income tax on distributed income if we distribute at least 90% of our earnings to our stockholders and continue to meet a number of other requirements as discussed in “Federal Income Tax Considerations-Taxation of WFREIC as a REIT."

Our organizational structure as of September 30, 2015 was:

Wells Fargo & Company
(100% of the common stock of Wells Fargo Bank National Association, directly and indirectly)
Wells Fargo Bank, National Association
(100% of the common stock of Wachovia Preferred Funding Corp., directly and indirectly)
Wachovia Preferred Funding Corp.
(100% of the common stock of Wells Fargo Real Estate Investment Corporation)
$275,000,000 Aggregate Liquidation Preference Series A Preferred Stock
(100% Public Investors)
$667,000 Aggregate Liquidation Preference Series B Preferred Stock
(80.55% Wachovia Preferred Funding Corp.
18.44% current or Former Wells Fargo Employees and Other Third-Part Investors
1.01% Wells Fargo & Company)
Wells Fargo Real Estate Investment Corporation

Assets
As of September 30, 2015 and December 31, 2014, we had $13.2 billion and $12.9 billion of assets, $0.8 billion and $0.5 billion of liabilities and $12.4 billion and $12.4 billion of stockholders’ equity, respectively. Our assets are primarily comprised of residential mortgage loans secured by 1-4 family real estate properties (which we refer to as “real estate 1-4 family first mortgage loans” for loans secured by first liens and as “real estate 1-4 family junior lien mortgage loans” for loans secured by second or more junior liens, and together as “consumer loans” or “real estate 1-4 family mortgage loans”) and commercial properties secured by real estate loans (“CSRE loans”). We also currently hold a limited amount of commercial and industrial loans (“C&I loans,” and together with CSRE loans, “commercial loans”). At September 30, 2015 and December 31, 2014, consumer loans represented 80% and 75% of loans, respectively, and commercial loans represented the balance of our loan portfolio.
We have acquired both conforming and non-conforming real estate 1-4 family mortgage loans from the Bank. The properties underlying real estate 1-4 family mortgage loans consist of single-family detached units, individual condominium units, 2-4 family dwelling units and townhouses. Our portfolio of real estate 1-4 family mortgage loans consists of both adjustable and fixed rate mortgage loans.
Our real estate 1-4 family junior lien mortgage loans are secured by a junior lien mortgage that primarily is on the borrower’s residence and typically are made for reasons such as home improvements, acquisition of furniture and fixtures, purchases of automobiles and debt consolidation. Generally, junior liens are repaid on an amortization basis. As of September 30, 2015, predominantly all of our real estate 1-4 family junior lien mortgage loans bear interest at fixed rates.
Our commercial loan portfolio consists of C&I loans and CSRE loans. C&I loans are loans for commercial, financial or industrial purposes, whether secured or unsecured, single-payment or installment. CSRE loans are loans secured by a mortgage or deed of trust on a multi-family residential or commercial real estate property or real estate construction loans secured by real property.
As of September 30, 2015, most of the loans in our C&I loan portfolio were unsecured and the remainder were secured by short-term assets, such as accounts receivable, inventory and securities, or long-lived assets, such as equipment and other business assets. Generally, the collateral securing this portfolio represents a secondary source of repayment. Our CSRE loan portfolio consists of both mortgage loans and construction loans and these loans are primarily secured by real estate.

Our commercial loan portfolio consists of both adjustable and fixed rate loans. As of September 30, 2015, substantially all of our commercial loans bear interest at adjustable rates.
Our assets consisted of the following as of September 30, 2015:

•	$9.0 billion, or 68%, of our assets were real estate 1-4 family first mortgage loans;

•	$1.5 billion, or 11%, of our assets were real estate 1-4 family junior lien mortgage loans; and

•	$2.6 billion, or 20%, of our assets were CSRE loans.
In addition, as of September 30, 2015, less than 1% of our assets consisted of C&I loans and less than 1% consisted of other assets. See “Business- Assets in General; Participation Interests and Transfers” in our 2014 Annual Report for more details on our asset portfolio.
We generally have acquired, or accepted as capital contributions, participation interests in loans both secured and not secured by real estate along with other assets. We anticipate that we will acquire, or receive as capital contributions, loans or other assets from the Bank pursuant to loan participation and servicing and assignment agreements. The Bank initially transfers the loans to certain subsidiaries of the Bank, which then sell (or, in the case of the November 2013 contribution by WPFC, contribute) the loans to us, in each case, in the form of participation interests. See “Business-Assets in General; Participation Interests and Transfers” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Overview-Asset Contributions” in our 2014 Annual Report. We also have the authority to acquire interests in loans and other assets directly from unaffiliated third parties, although we have not done so to date. In addition, we may acquire from time to time mortgage-backed securities and a limited amount of additional non-mortgage related securities from the Bank.
In November 2013, WPFC contributed to us approximately $7.1 billion of loans in the form of an assignment of their participation interests from the Bank, consisting of approximately $5.4 billion of consumer loans and the remainder commercial loans, $18.0 million of accrued interest thereon and $2.4 million of foreclosed assets. The contributed assets were recorded at their WPFC book value, including the allowance for credit losses of approximately $197.1 million and unamortized premiums and discounts on loans. We did not issue additional shares of common stock to WPFC in respect of this contribution.
Dividends
We expect to distribute annually an aggregate amount of dividends with respect to our outstanding capital stock equal to approximately 100% of our REIT taxable income for U.S. federal income tax purposes, which excludes capital gains. In order to remain qualified as a REIT, we are required to distribute annually at least 90% of our REIT taxable income to our stockholders, including Wells Fargo, WPFC and the holders of the Series A preferred stock. Assuming we are at that time current on the payment of dividends on the Series A preferred stock, the substantial majority of such dividends will be payable to WPFC as the holder of our common stock.
Dividends will be authorized and declared at the discretion of our board of directors after considering our distributable funds, financial condition and capital needs, the impact of current and pending legislation and regulations, Delaware corporate law, economic conditions, tax considerations, our continued qualification as a REIT and other factors. We currently expect that both our cash available for distribution and our REIT taxable income will be in excess of amounts needed to pay dividends on the Series A preferred stock, at the annual dividend rate of 6.375% on the $25 liquidation preference per share, in the foreseeable future because:

•	substantially all of our real estate loans and other authorized investments are interest-bearing;

•	while from time to time we may incur indebtedness, we will not incur an aggregate amount that exceeds 20% of our stockholders’ equity;

•	we expect that our interest-earning assets will continue to exceed the aggregate liquidation preference of all of our preferred stock; and

•	we anticipate that, in addition to cash flows from operations, additional cash will be available from principal payments on the loans we hold.

Pledge of Assets on Behalf of the Bank
We may pledge our loan assets in an aggregate amount not exceeding 80% of our total assets at any time as collateral on behalf of the Bank for the Bank’s access to secured borrowing facilities through Federal Home Loan Banks and Federal Reserve Banks; provided that, after giving effect to any and all such pledges of loan assets, the unpaid principal balance of our total unpledged, performing assets (which, for the avoidance of doubt, shall not be pledged in respect of any other indebtedness we incur or otherwise) will equal or exceed three times the sum of the aggregate liquidation preference of the Series A preferred stock then outstanding plus any other parity stock then outstanding. But see “Risk Factors-Because we may, without the approval of the holders of the Series A preferred stock, pledge up to 80% of our total assets to secure certain borrowings by the Bank and incur indebtedness of up to 20% of our stockholders’ equity, it is possible that upon liquidation the pledgees of our assets, together with the lenders of that indebtedness, would have claims superior to those of the holders of Series A preferred stock on substantially all of our assets.”
In the second quarter of 2015, we began pledging a portion of our loans to the Federal Home Loan Bank of Des Moines. At September 30, 2015, the total carrying amount of pledged loans was $5.8 billion.
In exchange for the pledge of our loan assets, the Bank pays us a fee. We earned $1.5 million in pledge fees during the third quarter of 2015. Such fee is an amount we believe represents an arrangement that is not inconsistent with market terms. Such fee may be renegotiated by us and the Bank from time to time. Any material amendment to the terms of agreements related to the pledge of our loan assets on behalf of the Bank, including with respect to fees, will require the approval of a majority of our independent directors. See “Business -Pledge of Loans on Behalf of the Bank” in our 2014 Annual Report that is incorporated by reference into this prospectus.
Management
Our board of directors is currently composed of four members. One member of our board of directors is an executive officer of WFREIC. The three remaining members of our board of directors are not employees or directors of Wells Fargo, and each satisfies the definition of being “independent” as set forth in Rule 10A-3 of the Exchange Act. We currently have two executive officers. Both of our executive officers are also executive officers of Wells Fargo and executive officers and directors of the Bank. All our day-to-day activities and substantially all of the servicing of the loans we hold currently are administered, pursuant to loan participation and servicing and assignment agreements, by the Bank, which is our indirect parent company, although, in some instances, the Bank has delegated servicing responsibility to third parties.
Risk Factors
A purchase of our Series A preferred stock is subject to a number of risks described in more detail under “Risk Factors” in this prospectus and in our 2014 Annual Report that is incorporated by reference into this prospectus. These risks include:

•	You are not entitled to receive dividends unless authorized and declared by our board of directors.

•	Regulatory restrictions on the Bank, as well as Wells Fargo, may limit our ability to pay dividends on the Series A preferred stock.

•	The holders of our Series A preferred stock have limited voting rights, including that we may liquidate, dissolve or wind up at any time without your approval or consent.

•
Neither the Bank nor Wells Fargo guarantees our obligations on the Series A preferred stock, and neither is prohibited, pursuant to the terms of the Series A preferred stock, from paying dividends at any time, even if we have not paid dividends on the Series A preferred stock.

•
Our financial results and condition may be adversely affected by difficult business and economic and other conditions, particularly if housing prices decline, unemployment worsens or general economic conditions deteriorate.

•	We are effectively controlled by Wells Fargo and our relationship with Wells Fargo and/or the Bank may create potential conflicts of interest.

•	We have no control over changes in interest rates and such changes could negatively impact our financial condition, results of operations and ability to pay dividends.

•
We have not obtained a third-party valuation of any of our assets acquired from affiliated parties. Therefore, there can be no assurance that the terms by which we acquired such assets did not differ from the terms that could have been obtained from unaffiliated parties.

•	Our no longer qualifying for an exclusion from the definition of an investment company under the Investment Company Act (as defined below) could have a material adverse effect on us.

•	Legislative and regulatory proposals may restrict or limit our ability to engage in our current business or in businesses that we desire to enter into.

•	We may suffer adverse tax consequences if we fail to qualify as a REIT.

•
We may pledge up to 80% of our assets as collateral on behalf of the Bank for the Bank’s access to secured borrowing facilities through Federal Home Loan Banks and Federal Reserve Banks, which subjects us to the Bank’s default risk.

Conflicts of Interest
Because our day-to-day business affairs currently are managed by the Bank, conflicts of interest will arise from time to time between us and the Bank or its affiliates. These conflicts of interest relate to, among other things:

•	the amount, type and price of loans and other assets we acquire from or sell to the Bank;

•	the servicing of the underlying loans, particularly with respect to loans that are placed on non-accrual status;

•	the amount of loan servicing costs and management fees paid to the Bank;

•	the pledge of our assets on behalf of the Bank;

•	the treatment of new business opportunities identified by the Bank or its affiliates; and

•	the modification of the loan participation and servicing and assignment agreements.
We have adopted policies with a view to ensuring that all financial dealings between the Bank or its affiliates and us will be fair to both parties and not inconsistent with market terms.
Investment Company Act of 1940
Section 3(a)(1)(A) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities, which for these purposes includes loans and participation interests therein. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis.
We believe that we qualify, and intend to conduct our operations so as to continue to qualify, for the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C) excludes from the definition of an investment company entities that are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” As reflected in a series of no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that in order to qualify for this exclusion, an issuer must maintain

•	at least 55% of the value of its assets in “mortgages and other liens on and interests in real estate” (“Qualifying Interests”),

•	at least an additional 25% of its assets in other permitted real estate-type interests (reduced by any amount the issuer held in excess of the 55% minimum requirement for Qualifying Interests), and

•	no more than 20% of its assets in other than Qualifying Interests and real estate-type assets, and also that the interests in real estate meet other criteria described in such no-action letters. Mortgage loans that were fully and exclusively secured by real property are typically qualifying for these purposes. In addition, participation interests in such loans meeting certain criteria described in such no-action letters are generally qualifying real estate assets for purposes of the exclusion. See “Business-General Description of Mortgage Assets and Other Authorized Investments; Investment Policy-Investment Company Act of 1940” in our 2014 Annual Report that is incorporated herein by reference. We believe that our participation interests in mortgage loans satisfy these criteria and that we otherwise qualify for the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act.
In August 2011, the SEC issued a concept release which indicated that the SEC is reviewing whether issuers who own certain mortgage related investments that rely on the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act should continue to be allowed to rely on such exclusion. The concept release and the public comments thereto have not yet resulted in SEC rulemaking or interpretive guidance and we cannot predict what form any such rulemaking or interpretive guidance may take. We cannot provide you with any assurance that the outcome of the SEC’s review will not require us to register under the Investment Company Act. If a change in the laws or the interpretations of those laws were to occur, we could be required to either change the manner in which we conduct our operations to avoid being required to register as an investment company or register as an investment company, either of which could have a material adverse effect on us and the price of the Series A preferred stock, and could give us the right and/or cause us to redeem the Series A preferred stock, as applicable. See “Risk Factors-Holders of the Series A preferred stock have no right to require redemption; however, we may redeem the Series A preferred stock upon certain events, and at any time after December 11, 2019” in this prospectus.

Corporate Information
Our principal executive offices are located at 90 South 7th Street, 13th Floor, Minneapolis, Minnesota 55402, and our telephone number is (855) 825-1437.
Our executive officers are also executive officers and directors of the Bank, our indirect parent. The Bank currently provides day-to-day management and substantially all of the servicing of the loans in our portfolio.
Our executive officers are also executive officers of Wells Fargo, our ultimate indirect parent.

The Offering

Issuer	Wells Fargo Real Estate Investment Corporation, a Delaware corporation that is an indirect subsidiary of Wells Fargo and the Bank, and operates as a REIT for U.S. federal income tax purposes.
Securities Offered
We originally issued 11,000,000 shares of 6.375% Cumulative Perpetual Preferred Stock, Series A on December 11, 2014 in an underwritten public offering. This prospectus has been prepared for and may be used by Wells Fargo Securities, LLC or any other affiliates of Wells Fargo Real Estate Investment Corporation in connection with offers and sales of the Series A preferred stock in market-making transactions.

Dividends
Dividends on the Series A preferred stock are payable at the annual rate of 6.375% on the liquidation preference of $25 per share, if, when, and as authorized and declared by our board of directors. If declared, dividends are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year and commenced on March 31, 2015. If any such day is not a business day, dividends will be payable on the next business day, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day. A business day is any day other than a Saturday, Sunday or day on which banking institutions in Minneapolis, Minnesota, New York, New York or San Francisco, California generally are required by law or other governmental action to close. Dividends are calculated on a 30/360 basis.

Dividends on the Series A preferred stock are cumulative and accrue from, and including, the date of original issue. Dividends on the Series A preferred stock accrue in each quarterly dividend period (as defined below) from the first day of such period, whether or not dividends are paid with respect to the preceding period. If for any reason our board of directors does not declare a dividend on the Series A preferred stock for a particular quarterly dividend period or if our board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period. After the relevant quarterly dividend period, any accumulated but unpaid dividends for such prior period will compound on each subsequent dividend date (meaning that dividends for future quarterly dividend periods will accrue on any unpaid dividend amounts for prior quarterly dividend periods). Dividends on the Series A preferred stock accrue and accumulate regardless of whether (i) we have earnings, (ii) there are funds legally available for the payment of dividends, or (iii) such dividends are declared by our board of directors.

If full dividends are not paid on the Series A preferred stock for a quarterly dividend period, we will not be permitted to pay dividends on our common stock (100% of which is owned directly or indirectly by Wells Fargo and its affiliates) or any other class or series of capital stock that ranks junior to the Series A preferred stock for any subsequent quarterly dividend period until we have paid the required amount of such accumulated dividends, as well as any other accumulated but unpaid dividends (including dividends accrued on any unpaid dividends), plus accrued interest, if any, on the aggregate amount payable from the last dividend payment date to the date of payment, with respect to any other prior quarterly dividend periods, in full.

Additionally, our ability to pay dividends on any class or series of capital stock that ranks junior to the Series A preferred stock, except with the consent or affirmative vote of the holders of at least two-thirds of the Series A preferred stock, voting as a separate class, is subject to the limitations described below under “-Voting Rights.”

Ranking
With respect to the payment of dividends and liquidation preference, the Series A preferred stock ranks equal to our outstanding $667 thousand aggregate liquidation preference Series B preferred stock (as of September 30, 2015), which we refer to as the Series B preferred stock, and senior to our common stock. However, the Series B preferred stock does not have a right to elect additional directors in the circumstances described below under “-Voting Rights.” Additional preferred stock ranking senior to the Series A preferred stock, which we refer to as “senior stock,” may not be issued without the approval of holders of at least two-thirds of the Series A preferred stock and any other series that ranks on parity with the Series A preferred stock (including the Series B preferred stock), each voting as a separate class.

When dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, the Series A preferred stock and any parity stock, or in the event of our liquidation, dissolution and winding up, and we do not have funds legally available to pay the full liquidation value of the Series A preferred stock and any parity stock, any funds that are legally available to pay such amounts will be declared or paid, as applicable, pro rata to the Series A preferred stock and any outstanding parity stock.

We may, from time to time, issue additional shares of capital stock ranking junior to, or on parity with, the Series A preferred stock (which we refer to as “junior stock” and “parity stock,” respectively) as to dividends and/or on liquidation, dissolution and winding-up of WFREIC; provided that, with respect to the issuance of additional parity stock, (A) after giving effect to such issuance, our aggregate pro forma funds from operations (“FFO”) (that is, net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains or losses from sales of property) for the aggregate four fiscal quarters beginning with the fiscal quarter in which such parity stock is proposed to be issued equals or exceeds 150% of the amount that would be required to pay full annual dividends on all Series A preferred stock then outstanding, any parity stock then outstanding and any such additional parity stock that we propose to issue (the “Pro Forma FFO Test”) (calculated assuming that such proposed shares are issued and that, if outstanding or proposed new shares bear dividends based on a floating rate, the applicable dividend rate will not change during such four fiscal quarters from the rate in effect on the applicable date of determination), and (B) after giving effect to such issuance, the pro forma unpaid principal balance of our total unpledged, performing assets will equal or exceed three times the sum of the aggregate liquidation preference of the Series A preferred stock then outstanding, any parity stock then outstanding and any such additional parity stock that we propose to issue (the “Pro Forma Unpaid Principal Balance Test”).

The issuance of parity stock also requires the approval of a majority of our independent directors.
Liquidation Preference
The liquidation preference for each Series A preferred share is $25, plus an amount equal to the sum of (i) any authorized, declared but unpaid dividends and (ii) any accumulated but unpaid dividends (including, in each case, dividends accrued on any unpaid dividends), plus accrued interest, if any, on the aggregate amount payable from the last dividend payment date to the date of the liquidation payment, before any distribution of assets is made to holders of junior stock and subject to the rights of the holders of any class or series of capital stock ranking senior to the Series A preferred stock as to rights upon liquidation and subject to the rights of general creditors.

Redemption
The Series A preferred stock is not redeemable prior to December 11, 2019, except upon the occurrence of a Tax Event, a Regulatory Event or an Investment Company Act Event (each, as defined below). On and after December 11, 2019, the Series A preferred stock may be redeemed for cash at our option, in whole or in part, at any time and from time to time, at a redemption price of $25 per share, plus an amount equal to the sum of (i) any authorized, declared but unpaid dividends and (ii) any accumulated but unpaid dividends (including, in each case, dividends accrued on any unpaid dividends), plus accrued interest, if any, on the aggregate amount payable from the last dividend payment date to the date of redemption. Within 90 days of the occurrence of a Tax Event, a Regulatory Event or an Investment Company Act Event, we will have the right prior to December 11, 2019, to provide notice of our intent to redeem, and subsequently redeem the Series A preferred stock in whole, but not in part, at a redemption price of $25 per share, plus an amount equal to the sum of (i) any authorized, declared but unpaid dividends and (ii) any accumulated but unpaid dividends (including, in each case, dividends accrued on any unpaid dividends), plus accrued interest, if any, on the aggregate amount payable from the last dividend payment date to the date of redemption. The Series A preferred stock is not subject to any sinking fund or mandatory redemption and is not convertible into any of our other capital stock.

Voting Rights
Holders of the Series A preferred stock are not entitled to voting rights other than those required by applicable Delaware law, the rules of the NYSE and as set forth in our amended and restated certificate of incorporation. Without the consent of holders of two-thirds of the outstanding Series A preferred stock, voting as a separate class, we will not:

•amend, alter or repeal our amended and restated certificate of incorporation in a manner that materially and adversely affects the existing terms of the Series A preferred stock;
•issue any senior stock;
•issue any additional common stock to any person, other than to Wells Fargo, the Bank, WPFC or any other entity that is an affiliate of Wells Fargo;

•incur indebtedness for borrowed money, including any guarantees of indebtedness (which does not include any pledges of our assets on behalf of the Bank or one of our other affiliates as described above under “-Pledge of Assets on Behalf of the Bank”), at any time; provided that we may incur indebtedness in an aggregate amount not exceeding 20% of our stockholders’ equity, as determined in accordance with GAAP;

•pay dividends on our common stock or other junior stock unless our FFO for the four full prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A preferred stock, as well as any other parity stock then outstanding, except as may be necessary to maintain our status as a REIT;

•make any payment of interest or principal with respect to our indebtedness to the Bank or any of our other affiliates unless our FFO for the four full prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A preferred stock, as well as any other parity stock then outstanding, except as may be necessary to maintain our status as a REIT;

•fail to make investments of the proceeds of our assets in other interest-earning assets such that our FFO over any period of four fiscal quarters will be anticipated to equal or exceed 150% of the amount that would be required to pay full annual dividends on the Series A preferred stock, as well as any other parity stock then outstanding, except as may be necessary to maintain our status as a REIT; or

•effect our consolidation, conversion, or merger with or into, or a share exchange with, another entity, except that we may consolidate or merge with or into, or enter into a share exchange with, another entity if:

•such entity is an affiliate of Wells Fargo;
•such entity is not regulated as an investment company and is a REIT for U.S. federal income tax purposes;
•such other entity expressly assumes all of our obligations and commitments;

•to the extent we are not the surviving entity of such a transaction, the outstanding shares of the Series A preferred stock are exchanged for or converted into securities of the surviving entity having preferences, limitations, and relative voting and other rights substantially identical to those of the Series A preferred stock;

•any such consolidation, conversion, or merger or share exchange is tax-free to holders of the Series A preferred stock;

•after giving effect to such merger, consolidation, or share exchange, no breach, or event that, with the giving of notice or passage of time or both, could become a breach by us of obligations under our amended and restated certificate of incorporation, will have occurred and be continuing; and

•we have received written notice from each of the rating agencies then rating the Series A preferred stock, if any, and delivered a copy of such written notice to the transfer agent, confirming that such merger, consolidation, or share exchange will not result in a reduction of the rating assigned by any of such rating agencies to the Series A preferred stock or the preferred interests of any surviving corporation, trust or entity, issued in replacement of the Series A preferred stock.

Holders of the Series A preferred stock, voting together as a single and separate class with the holders of any parity stock with similar voting rights, also have the right to elect two directors in addition to the directors then in office if we fail to pay, or declare and set aside for payment, dividends on the Series A preferred stock for six quarterly dividend periods. The term of such additional directors will terminate when we pay for three consecutive quarterly dividend periods and pay or declare and set aside for payment for the fourth consecutive quarterly dividend period full dividends, and have paid all dividends in arrears, on the Series A preferred stock or, if earlier, upon the redemption of all Series A preferred stock.

Listing	The Series A preferred stock is listed on the NYSE under the symbol “WFE Pr A”.

Use of Proceeds	This prospectus is being delivered in connection with market-making transactions. We will not receive any proceeds from such market-making transactions.
Tax Consequences	As long as we qualify as a REIT, corporate holders of the Series A preferred stock will not be entitled to a dividends-received deduction for any income recognized from the Series A preferred stock.
Further, we expect that distributions paid on the Series A preferred stock will not qualify for taxation of dividends at preferential capital gains rates.
See “Federal Income Tax Considerations” in this prospectus.
ERISA Considerations
If you are a fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), you should consider the requirements of ERISA and the Code in the context of the plan’s particular circumstances and ensure the availability of an applicable exemption before authorizing an investment in the Series A preferred stock. See “ERISA Considerations” in this prospectus.

Regulatory Capital Considerations
The Series A preferred stock does not qualify as regulatory capital of the Bank or Wells Fargo under the risk-based capital guidelines of the Office of the Comptroller of the Currency (the “OCC”) applicable to national banking organizations or the risk-based capital guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) applicable to bank holding companies.

Risk Factors
An investment in our Series A preferred stock involves a high degree of risk. You should carefully consider the following risk factors and “Risk Factors” beginning on page 38 of our 2014 Annual Report, together with all the information contained in, or incorporated into, this prospectus, including our historical financial statements and the notes thereto and our Form 8-A, before making an investment decision to purchase our Series A preferred stock. The occurrence of any of the following risks could materially and adversely affect our business and could cause you to lose all or a significant part of your investment in our Series A preferred stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the section entitled “Forward-Looking Statements” in this prospectus.
You are not entitled to receive dividends unless authorized and declared by our board of directors.
Our board of directors may determine that it would be in our best interests to pay less than the full amount of the stated dividends on the Series A preferred stock or no dividends for any quarterly dividend period even though funds are available. Factors that would generally be considered by our board of directors in making this determination are the amount of our distributable funds, our financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations and our continued qualification as a REIT for U.S. federal income tax purposes. If we fail to pay, or fail to declare and set aside for payment, dividends on the Series A preferred stock for six quarterly dividend periods, the holders of the Series A preferred stock, voting together as a single and separate class with the holders of our other capital stock ranking on parity with our Series A preferred stock having similar voting rights, have the right to elect two directors in addition to those already on the board of directors.
Regulatory restrictions on the Bank, as well as Wells Fargo, may limit our ability to pay dividends on the Series A preferred stock.
Because we are an indirect subsidiary of the Bank, banking regulatory authorities, including the OCC, have the right to examine us and our activities, and, under certain circumstances, to impose restrictions on the Bank or us that could impact our ability to conduct business pursuant to our business plan and that could adversely affect our financial condition and results of operations. If the OCC, which is the Bank’s primary federal regulator, determines that the Bank’s relationship with us is an unsafe and unsound banking practice, then the OCC will have the authority to restrict our ability to transfer assets, to make distributions to our stockholders (including dividends to the holders of Series A preferred stock) or to redeem the Series A preferred stock. Such banking regulatory authorities may also require the Bank to sever its relationship with or divest its direct and indirect ownership of us or to liquidate us.
Payments or distributions on the Series A preferred stock are subject to certain regulatory limitations. Among other limitations, regulatory capital guidelines limit the total dividend payments made by a consolidated banking entity to the sum of earnings for the current year and prior two years less dividends paid during the same periods. Any dividends paid in excess of this amount can only be made with the approval of the Bank’s regulator.
The payment of a dividend on the Series A preferred stock would be prohibited under the OCC’s prompt corrective action regulations if the Bank becomes or would become “undercapitalized” for purposes of such regulations, which is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 risk-based capital ratio of less than 4.5% or a Tier 1 leverage ratio of less than 4.0%. In addition, effective January 1, 2018, the Bank would become “undercapitalized” for purposes of such regulations if it had a supplementary leverage ratio of less than 3.0%.
Starting in second quarter 2015, the Bank began using the Basel III Advanced Approaches capital framework, in addition to the Standardized Approaches, to determine its risk-based capital ratios. The Bank reports the lower of its risk-based capital ratios calculated under the Standardized Approach and under the Advanced Approach. As of September 30, 2015, the Bank was “well-capitalized” under applicable regulatory capital adequacy guidelines. As of that date, the Bank’s total risk-based capital ratio was 12.40%, its Tier 1 risk-based capital ratio was 10.45%, its common equity Tier 1 risk-based capital ratio was 10.45% and its Tier 1 leverage ratio was 8.08%, in each case under the lower of the Standardized or Advanced Approaches.
Finally, Wells Fargo and its subsidiaries, including WFREIC, are subject to broad prudential supervision by the Federal Reserve, which may result in a limitation on or the elimination of our ability to pay dividends on the Series A preferred stock, including, for example, in the event that the OCC had not otherwise restricted the payment of such dividends as described above and the Federal Reserve determines that such payment would constitute an unsafe and unsound practice. To the extent the payment of dividends on the Series A preferred stock were restricted or eliminated by the OCC or the Federal Reserve in such a manner, such dividends would nevertheless continue to accumulate.
The holders of the Series A preferred stock have limited voting rights.
Except as specified in our amended and restated certificate of incorporation, the holders of the Series A preferred stock are not entitled to voting rights. Wells Fargo indirectly owns 100% of our common stock and therefore has effective control over voting. We are prohibited by our amended and restated certificate of incorporation from materially and adversely altering the terms of the Series A preferred stock without the consent or vote of holders of at least two-thirds of the then outstanding Series A preferred stock, voting as a separate class.

We may liquidate, dissolve or wind up at any time without your approval or consent.
Our amended and restated certificate of incorporation provides that, subject to the terms of the capital stock we have outstanding at the time, we may liquidate, dissolve or wind up upon the affirmative vote of a majority of our independent directors. However, since the holders of the Series A preferred stock do not have voting rights as a separate class with respect to these matters, WPFC, which is currently the holder of all of our common stock and substantially all of our Series B preferred stock, has control over our liquidation, dissolution or winding up. Although WPFC has no present intention to cause such an event to occur, it may in the future cause us to liquidate, dissolve or wind up at any time or for any reason. If such an event were to occur, you may not be able to invest your liquidation proceeds in securities with a dividend yield comparable to that of the Series A preferred stock.
Holders of the Series A preferred stock have no right to require redemption; however, we may redeem the Series A preferred stock upon certain events, and at any time after December 11, 2019.
Within 90 days of the occurrence of a Tax Event, a Regulatory Event or an Investment Company Act Event, even if such event occurs prior to December 11, 2019, we will have the right to provide notice of our intent to redeem, and subsequently redeem the Series A preferred stock in whole or in part. The occurrence of such Tax Event, Regulatory Event or Investment Company Act Event will not, however, give a stockholder any right to request that the Series A preferred stock be redeemed. Tax Event, Regulatory Event and Investment Company Act Event are defined as follows:

•
A Tax Event means our determination, based on our receipt of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that dividends paid or to be paid by us with respect to our capital stock are not or will not be fully deductible by us for U.S. federal income tax purposes or that we are or will be subject to additional taxes, duties, or other governmental charges, determined by reference to the effect on the tax liability of any consolidated, combined, unitary or similar tax group of which we are a part, in an amount we reasonably determine to be significant as a result of:

•
any amendment to, clarification of, or change in, the laws, treaties, or related regulations of the United States or any of its political subdivisions or their taxing authorities affecting taxation; or

•
any judicial decision, official administrative pronouncement, published or private ruling, technical advice memorandum, Chief Counsel Advice, as such term is defined in the Code, regulatory procedure, notice, or official announcement, which we refer to collectively as “Administrative Actions”;

which amendment, clarification, or change, or such official pronouncement or decision, is announced, on or after the original date of issuance of the Series A preferred stock.

•
A Regulatory Event means our reasonable determination, as evidenced by a certificate of one of our senior executive officers, that the Series A preferred stock remaining outstanding would (x) not be consistent with any applicable law or regulation or (y) have a material adverse effect on either us or any of Wells Fargo or the Bank (or any of their respective successors), in each case, as a result of a change in law or regulation or a written change in interpretation or application of law or regulation, by any legislative body, court, governmental agency, or regulatory authority occurring on or after the original date of issuance of the Series A preferred stock, such change in law being reflected in an opinion of counsel, in form and substance satisfactory to us.

•
An Investment Company Act Event means our determination, based on our receipt of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that we are or will be considered an “investment company” that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation, by any legislative body, court, governmental agency, or regulatory authority.

See “Risk Factors-Our no longer qualifying for an exclusion from the definition of an investment company under the Investment Company Act could have a material adverse effect on us” in our 2014 Annual Report that is incorporated by reference into this prospectus.
While the Series A preferred stock may be redeemed at our option under certain circumstances described herein, investors in the Series A preferred stock will have no right to reclaim their initial investment from us and the Series A preferred stock may never be redeemed. If investors in Series A preferred stock choose to sell their shares of Series A preferred stock in order to reclaim all or part of their initial investment in the absence of any redemption, those investors may not be able to sell their securities in the secondary market, or if such a sale occurs the sale price may not be at or above the initial price at which such shares were purchased.
If we redeem the Series A preferred stock, you may not be able to invest your redemption proceeds in securities with a dividend yield comparable to that of the Series A preferred stock.
The Series A preferred stock ranks subordinate to claims of our creditors and on parity with our outstanding Series B preferred stock and any other capital stock on parity with the Series A preferred stock that we may issue in the future.
The Series A preferred stock ranks subordinate to all claims of our creditors and, with respect to assets pledged on behalf of the Bank, subordinate to claims on such assets. The Series A preferred stock ranks on parity with our outstanding $667 thousand of aggregate liquidation preference Series B preferred stock (as of September 30, 2015) with respect to dividend rights and upon our liquidation, dissolution and winding up. In addition, our board of directors has the power to create and issue additional stock that will rank on parity with the Series A preferred stock without the consent of the holders of the Series A preferred stock so long as we satisfy the Pro Forma FFO Test and the Pro Forma Unpaid Principal Balance Test and such issuance is approved by a majority of our independent directors. Accordingly, if

•	we do not have funds legally available to pay full dividends on the Series A preferred stock and any other parity stock that we may issue; or

•	in the event of our liquidation, dissolution and winding up, we do not have funds legally available to pay the full liquidation value of the Series A preferred stock and any other parity stock, any funds that are legally available to pay such amounts will be paid pro rata to the Series A preferred stock and any other outstanding parity stock.
Because we may, without the approval of the holders of the Series A preferred stock, pledge up to 80% of our total assets to secure certain borrowings by the Bank and incur indebtedness of up to 20% of our stockholders’ equity, it is possible that upon liquidation the pledgees of our assets, together with the lenders of that indebtedness, would have claims superior to those of the holders of Series A preferred stock on substantially all of our assets.
We have the right to pledge our loan assets in an aggregate amount not exceeding 80% of our total assets at any time as collateral on behalf of the Bank for the Bank’s access to secured borrowing facilities through the Federal Home Loan Banks and Federal Reserve Banks. In addition, without the consent of holders of the Series A preferred stock, we have the ability to incur indebtedness at any time in an aggregate amount not exceeding 20% of our stockholders’ equity (determined in accordance with GAAP). As of September 30, 2015, our stockholders’ equity of $12.4 billion was equal to 94% of our total assets of $13.2 billion. GAAP does not require that pledges of assets used to secure the Bank’s borrowing obligations be treated as liabilities. Accordingly, it is possible that upon liquidation the pledgees of our assets, together with the lenders of indebtedness we are permitted to incur, would have claims superior to those of the holders of Series A preferred stock on substantially all of our assets, in which case those claims would prevent holders of the Series A preferred stock from obtaining any recovery upon our liquidation.

The level of our assets relative to the aggregate liquidation preference of the Series A preferred stock could decline over time because of, among other things, dividends paid by us on our common stock, or other junior stock, if any such junior stock is issued at a future date.
If we have paid full dividends on the Series A preferred stock and, except in the case of dividends necessary to be paid to maintain our status as a REIT, our FFO for the four full preceding fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A preferred stock and any other parity stock then outstanding, we are not prohibited from paying dividends, whether in cash or in kind, that could cause the level of our assets relative to the aggregate liquidation preference of the Series A preferred stock to decline. Additionally, we have the power to create and issue parity stock without the consent of the holders of the Series A preferred stock so long as we satisfy the Pro Forma FFO Test and the Pro Forma Unpaid Principal Balance Test and the issuance has been approved by a majority of our independent directors.
As various loans prepay or repay principal and distributions, subject to the limitations referenced above, we may choose to apply such amounts to pay dividends or return capital on our common stock. Additionally, subject to the limitations referenced above, we could distribute a portion of our assets as a return of capital on our common stock. We have no current intention to declare a return of capital, and Wells Fargo and the Bank have no current intention to cause or permit us to declare a return of capital. Nevertheless, dividends paid by us on our common stock could result in a reduction in our assets that could have the consequence of us not having funds available to pay full dividends on the Series A preferred stock in future periods or loss to you of some or all of the amount of your investment should we be liquidated.
There may be no active trading market for the Series A preferred stock.
There may be no active trading market for the Series A preferred stock. The market value of our Series A preferred stock could be substantially affected by general market conditions, including the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.
Stock markets, including the NYSE (on which shares of our Series A preferred stock are currently listed), have from time to time experienced significant price and volume fluctuations. As a result, the market price of shares of our Series A preferred stock may be similarly volatile, and investors in shares of our Series A preferred stock may from time to time experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of shares of our Series A preferred stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus and in “Risk Factors” in our Annual Report and others such as:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our quarterly operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us, the residential mortgage loan, commercial loan or industrial loan sectors or the real estate industry;

•	the level and volatility of capital markets, interest rates, currency values and other market indices that affect the value of our assets and liabilities;

•	increases in market interest rates or other changes in monetary policy, which may lead investors to demand higher distribution yields for shares of our Series A preferred stock;

•	the availability and cost of both credit and capital, and our ability to obtain financing;

•	increased competition in the residential mortgage loan, commercial real estate or industrial financing business;

•
strategic decisions by us and our affiliates or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy and the ability to execute on them;

•	the impact of current, pending and future legislation, regulation and legal actions applicable to us, the Bank, Wells Fargo or our industry;

•	speculation in the press or investment community;

•	actions by institutional stockholders;

•	security issuances by us, or resales by our stockholders, or the perception that such issuances or resales may occur;

•	changes in accounting standards, rules and interpretations or actual, potential or perceived accounting problems;

•	failure to qualify as a REIT;

•	cyber-attacks, terrorist acts, natural or man-made disasters or threatened or actual armed conflicts; and

•
economic conditions that affect the general economy, housing prices, the job market, consumer confidence and spending habits, including our borrowers’ prepayment and repayment of our loans (particularly in states where we have significant exposure), including factors unrelated to our performance.

The market price of shares of our Series A preferred stock may fluctuate or decline significantly in the future and holders of shares of our Series A preferred stock may not be able to sell their shares when desired on favorable terms, or at all. From time to time in the past, securities class action litigation has been instituted against companies following periods of extreme volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.
The Series A preferred stock solely represents an interest in us and is not the obligation of, or guaranteed by, any other entity.
The Series A preferred stock does not constitute an obligation or equity security of Wells Fargo, the Bank or any other entity, nor is our obligation with respect to the Series A preferred stock guaranteed by any other entity. In particular, none of Wells Fargo, the Bank or any other entity guarantees that we will declare or pay any dividends nor are they obligated to provide additional capital or other support to us to enable us to pay dividends in the event our assets and results of operations are insufficient for such purpose.
The shares of Series A preferred stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. Neither the Bank nor Wells Fargo is prohibited, pursuant to the terms of the Series A preferred stock, from paying dividends at any time, even if we have not paid dividends on the Series A preferred stock.
Dividends payable by REITs do not qualify for the favorable tax treatment available for some dividends.
The maximum tax rate applicable to qualified dividend income payable to certain non-corporate U.S. stockholders has been reduced to an effective 23.8%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. In addition, dividends payable by REITs generally are not eligible for the dividends-received deduction available to certain corporate holders of stock in other corporations. Although these limitations do not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable treatment applicable to regular corporate qualified dividends could cause certain investors to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our Series A preferred stock.

Use of Proceeds
This prospectus is being delivered in connection with market-making transactions. We will not receive any proceeds from such market-making transactions.
Capitalization
The following table sets forth our capitalization as of September 30, 2015.

(in thousands)	September 30, 2015
Long-term debt	$—
Stockholders’ equity
Preferred stock:
Series A preferred stock, $0.01 par value per share, $275 million liquidation preference, cumulative, 11,000,000 shares authorized, issued and outstanding	110
Outstanding Series B preferred stock, $0.01 par value per share, $1 million liquidation preference, cumulative, 1,000 shares authorized, 667 issued and outstanding	—
Total Preferred Stock	110
Common stock, $0.01 par value, 100,000,000 shares authorized, 12,900,000 issued and outstanding	129
Additional paid-in capital	12,550,822
Retained earnings (deficit)	(145,213)
Total stockholders’ equity	$12,405,848
Total capitalization	$12,405,848

Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends

	Nine months ended September 30,		Year ended December 31,
(in thousands)	2015	2014	2014	2013	2012	2011
Excluding interest on deposits (1)
Income before income taxes	$487,522	482,929	637,964	257,430	143,092	189,379
Fixed charges, excluding preferred dividends and capitalized interest	644	1,037	1,397	1,210	26	—
Earnings	$488,166	483,966	639,361	258,640	143,118	189,379
Interest expense	$644	1,037	1,397	1,210	26	—
Estimated interest component of net rental expense	—	—	—	—	—	—
Preferred dividends	13,191	43	1,079	57	57	57
Capitalized interest	—	—	—	—	—	—
Fixed charges and preferred dividends	$13,835	1,080	2,476	1,267	83	57
Ratio of earnings to fixed charges and preferred dividends (2)	35.28	448.12	258.22	204.14	1,724.31	3,322.44

(1)	As defined in Item 503(d) of Regulation S-K.

(2)
These computations are included herein in compliance with Securities and Exchange Commission regulations. However, management believes that fixed charge ratios are not meaningful measures for the business of Wells Fargo Real Estate Investment Corporation. For example, even if there was no change in net income, the ratios would decline if interest income and interest expense increase by the same amount due to an increase in the level of interest rates or, conversely, they would increase if interest income and interest expense decrease by the same amount due to a decrease in the level of interest rates.

Federal Income Tax Considerations
The following discussion summarizes the taxation of WFREIC and the material U.S. federal income tax consequences to holders of the Series A preferred stock for your general information only. It is not tax advice. The tax treatment of these holders will vary depending upon the holder’s particular situation, and this discussion addresses only holders that hold shares of the Series A preferred stock as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the U.S. federal income tax laws apply, including:
•dealers in securities or currencies;
•traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•banks;
•insurance companies;
• tax-exempt organizations;
•persons liable for the alternative minimum tax;

•	persons that hold securities that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;
• persons that purchase or sell securities as part of a wash sale for tax purposes; and
• U.S. shareholders whose functional currency is not the U.S. dollar.
This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.
If a partnership holds Series A preferred stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Series A preferred stock should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Series A preferred stock.
We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling Series A preferred stock, including the U.S. federal, state, local and foreign tax consequences of acquiring, owning and selling these securities in your particular circumstances and potential changes in applicable laws.
Taxation of WFREIC as a REIT
In the opinion of Sullivan & Cromwell LLP, commencing with its taxable year ended December 31, 1996, WFREIC has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for taxable years ending prior to the date hereof, and WFREIC’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service (“IRS”) or any court.
In providing its opinion, Sullivan & Cromwell LLP has relied, without independent investigation, as to certain factual matters upon the statements and representations contained in a certificate provided to Sullivan & Cromwell LLP with respect to WFREIC.
WFREIC’s qualification as a REIT will depend upon the continuing satisfaction by WFREIC of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while WFREIC intends to continue to qualify to be taxed as a REIT, the actual results of WFREIC for any particular year might not satisfy these requirements. Neither Sullivan & Cromwell LLP nor any other such law firm will monitor the compliance of WFREIC with the requirements for REIT qualification on an ongoing basis.
The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.
As a REIT, WFREIC generally will not have to pay U.S. federal corporate income taxes on its net income that it currently distributes to shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation. WFREIC’s dividends, however, generally will not be eligible for (i) the reduced rates of tax applicable to dividends received by noncorporate holders and (ii) the corporate dividends-received deduction.

However, WFREIC will have to pay U.S. federal income tax as follows:

•	First, WFREIC will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, WFREIC may have to pay the alternative minimum tax on its items of tax preference.

•
Third, if WFREIC has (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, it will have to pay tax at the highest corporate rate on that income.

•
Fourth, if WFREIC has net income from “prohibited transactions,” as defined in the Code, WFREIC will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•
Fifth, if WFREIC should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “-Requirements for Qualification-Income Tests,” but has nonetheless maintained its qualification as a REIT because WFREIC has satisfied some other requirements, it will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of WFREIC’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of WFREIC’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect WFREIC’s profitability.

•
Sixth, if WFREIC should fail to distribute during each calendar year at least the sum of (1) 85% of its real estate investment trust ordinary income for that year, (2) 95% of its real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, WFREIC would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate-level.

•
Seventh, if WFREIC acquires any asset from a C corporation in certain transactions in which WFREIC must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in the hands of WFREIC, and WFREIC recognizes gain on the disposition of that asset during the 5-year period beginning on the date on which WFREIC acquired that asset, then WFREIC will have to pay tax on the built-in gain at the highest regular corporate rate. A C corporation means generally a corporation that has to pay full corporate-level tax.

•
Eighth, if WFREIC derives “excess inclusion income” from a residual interest in a real estate mortgage investment conduit, or “REMIC,” or certain interests in a taxable mortgage pool, or “TMP,” WFREIC could be subject to corporate-level U.S. federal income tax at a 35% rate to the extent that such income is allocable to certain types of tax-exempt shareholders that are not subject to unrelated business income tax, such as government entities.

•
Ninth, if WFREIC receives non-arm’s-length income from a taxable REIT subsidiary (as defined under “-Requirements for Qualification-Asset Tests”), or as a result of services provided by a taxable REIT subsidiary to tenants of WFREIC, WFREIC will be subject to a 100% tax on the amount of WFREIC’s non-arm’s-length income.

•
Tenth, if WFREIC fails to satisfy a REIT asset test, as described below, due to reasonable cause and WFREIC nonetheless maintains its REIT qualification because of specified cure provisions, WFREIC will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused WFREIC to fail such test.

•
Eleventh, if WFREIC fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, WFREIC may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification
The Code defines a REIT as a corporation, trust or association
•that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable securities, or by transferable certificates of beneficial interest;
•that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
•that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;
•the beneficial ownership of which is held by 100 or more persons;

•
during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the “not closely held requirement”); and

•that meets certain other tests, including tests described below regarding the nature of its income and assets.
The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.
WFREIC has satisfied the conditions described in the first through fifth bullet points of the preceding paragraph and believes that it has also satisfied the condition described in the sixth bullet point of the preceding paragraph.
QUALIFIED REIT SUBSIDIARIES. Section 856(i) of the Code provides that unless a REIT makes an election to treat the corporation as a taxable REIT subsidiary, a corporation that is a “qualified REIT subsidiary,” as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and items of these kinds of the REIT. Thus, in applying the requirements described in this section, WFREIC’s qualified REIT subsidiaries (if any) will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of WFREIC.
INVESTMENTS IN PARTNERSHIPS. If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, WFREIC’s proportionate share of the assets, liabilities and items of income of any partnership in which WFREIC is a partner (if any) will be treated as assets, liabilities and items of income of WFREIC for purposes of applying the requirements described in this section. Thus, actions taken by partnerships in which WFREIC owns an interest, either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect WFREIC’s ability to satisfy the REIT income and assets tests and the determination of whether WFREIC has net income from prohibited transactions. See the fourth bullet under “-Taxation of WFREIC as a REIT” for a brief description of prohibited transactions.
TAXABLE REIT SUBSIDIARIES. A taxable REIT subsidiary is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a taxable REIT subsidiary. The election can be revoked at any time as long as the REIT and the taxable REIT subsidiary revoke such election jointly. In addition, if a taxable REIT subsidiary holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a taxable REIT subsidiary. A corporation can be a taxable REIT subsidiary with respect to more than one REIT.
A taxable REIT subsidiary is subject to U.S. federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of WFREIC’s taxable REIT subsidiaries (if any) will also be taxable, either (1) to WFREIC to the extent the dividend is retained by WFREIC, or (2) to WFREIC’s shareholders to the extent the dividends received from the taxable REIT subsidiary are paid to WFREIC’s shareholders. WFREIC may hold more than 10% of the stock of a taxable REIT subsidiary without jeopardizing its qualification as a REIT notwithstanding the rule described below under “-Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for WFREIC to qualify as a REIT, the securities of all of the taxable REIT subsidiaries in which it has invested either directly or indirectly may not represent more than 25% of the total value of its assets (20% with respect to WFREIC’s taxable years beginning prior to January 1, 2009 and after December 31, 2017). WFREIC believes that the aggregate value of all of its interests in taxable REIT subsidiaries has represented less than 20% (and expects that (i) for its taxable years beginning on or after January 1, 2009, has represented and will continue to represent less than 25%, and (ii) for its taxable years beginning after December 31, 2017, will represent less than 20%) of the total value of its assets; however, WFREIC cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a taxable REIT subsidiary may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.
INCOME TESTS. In order to maintain its qualification as a REIT, WFREIC annually must satisfy two gross income requirements.

•
First, WFREIC must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include expenses of WFREIC that are paid or reimbursed by tenants.

•
Second, at least 95% of WFREIC’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

As of the date of this prospectus, WFREIC does not own any rental income generating property nor does it have any plans to acquire any such property.
The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

From time to time, WFREIC may enter into hedging transactions with respect to one or more of its assets or liabilities. WFREIC’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income WFREIC derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction is, however, nonqualifying for purposes of the 75% gross income test with respect to transactions entered into on or prior to June 30, 2008. The term “hedging transaction,” as used above, generally means any transaction WFREIC enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by WFREIC. For transactions entered into after July 30, 2008, “hedging transaction” also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property that generates such income or gain), including gain from the termination of such a transaction. For WFREIC's taxable years beginning after December 31, 2015, “hedging transaction” also includes hedges of other hedging transactions described in this paragraph. WFREIC intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.
Any fee payable to us in exchange for a pledge of our loan assets on behalf of the Bank will be treated as nonqualifying income for purposes of the 75% and 95% gross income tests.
As a general matter, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests, as follows.
“Real estate foreign exchange gain” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.
“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.
If WFREIC fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:
• WFREIC’s failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

•	WFREIC files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.
WFREIC might not be entitled to the benefit of these relief provisions, however. Even if these relief provisions apply, WFREIC would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of WFREIC’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of WFREIC’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect WFREIC’s profitability.
ASSET TESTS. WFREIC, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets.

•
First, at least 75% of the value of WFREIC’s total assets must be represented by real estate assets, including, if any, (a) real estate assets held by WFREIC’s qualified REIT subsidiaries, WFREIC’s allocable share of real estate assets held by partnerships in which WFREIC owns an interest and stock issued by another REIT, (b) for a period of one year from the date of WFREIC’s receipt of proceeds of an offering of its securities of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•
Second, not more than 25% of WFREIC’s total assets may be represented by securities other than those in the 75% asset class (except that not more than 25% of WFREIC’s total assets may be represented by “nonqualified” debt instruments issued by publicly offered REITs with respect to WFREIC’s taxable years beginning after December 31, 2015).

•
Third, not more than 25% of WFREIC’s total assets (20% with respect to WFREIC’s taxable years beginning after December 31, 2017) may constitute securities issued by taxable REIT subsidiaries and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another REIT or securities issued by a taxable REIT subsidiary, owned by WFREIC may not exceed 5% of the value of WFREIC’s total assets.

•
Fourth, WFREIC may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries, or certain securities that qualify under a safe harbor provision of the Code (such as so-called “straight-debt” securities).

Solely for the purposes of the 10% value test described above, the determination of WFREIC’s interest in the assets of any partnership or limited liability company in which it owns an interest will be based on WFREIC’s proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.
If the IRS successfully challenges the partnership status of any of the partnerships in which WFREIC maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, WFREIC could lose its REIT status. In addition, in the case of such a successful challenge, WFREIC could lose its REIT status if such recharacterization results in WFREIC otherwise failing one of the asset tests described above.
Certain relief provisions may be available to WFREIC if it fails to satisfy the asset tests described above after a 30-day cure period. Under these provisions, WFREIC will be deemed to have met the 5% and 10% REIT asset tests if the value of its nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of its assets at the end of the applicable quarter and (b) $10,000,000, and (ii) WFREIC disposes of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, WFREIC may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.
ANNUAL DISTRIBUTION REQUIREMENTS. WFREIC, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to (1) the sum of (a) 90% of WFREIC’s “real estate investment trust taxable income,” computed without regard to the dividends paid deduction and WFREIC’s net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.
In addition, if WFREIC acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset within 5 years of acquiring it, WFREIC may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.
These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before WFREIC timely files its tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration. However, for U.S. federal income tax purposes, these distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if they were paid on December 31 of the year declared.
To the extent that WFREIC does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if WFREIC fails to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year and (c) any undistributed taxable income from prior periods, WFREIC would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.
WFREIC intends to satisfy the annual distribution requirements.
From time to time, WFREIC may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when WFREIC actually receives income and when it actually pays deductible expenses and (b) when WFREIC includes the income and deducts the expenses in arriving at its taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, WFREIC may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.
Under certain circumstances, WFREIC may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in WFREIC’s deduction for dividends paid for the earlier year. Thus, WFREIC may be able to avoid being taxed on amounts distributed as deficiency dividends; however, WFREIC will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
Failure to Qualify as a REIT
If WFREIC would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, its qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and WFREIC pays a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which have specific relief provisions that are described above.

If WFREIC fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, WFREIC will have to pay tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. WFREIC will not be able to deduct distributions to shareholders in any year in which it fails to qualify, nor will WFREIC be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received-deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, WFREIC will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. WFREIC might not be entitled to the statutory relief described above in all circumstances.
Excess Inclusion Income
If WFREIC holds a residual interest in a REMIC or certain interests in a TMP from which WFREIC derives “excess inclusion income,” WFREIC may be required to allocate such income among its shareholders in proportion to the dividends received by its shareholders, even though WFREIC may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.
Taxation of Holders of Series A Preferred Stock
U.S. Shareholders
As used in this section, the term “U.S. shareholder” means a holder of Series A preferred stock who, for U.S. federal income tax purposes, is:
•a citizen or resident of the United States;
•a domestic corporation;
•an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

TAXATION OF DIVIDENDS. As long as WFREIC qualifies as a REIT, distributions made by WFREIC out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to its taxable U.S. shareholders as ordinary income. Noncorporate U.S. shareholders will generally not be entitled to the preferential tax rate applicable to certain types of dividends on such dividends. Distributions made by WFREIC that WFREIC properly designates as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held his Series A preferred stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for preferential rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
To the extent that WFREIC makes distributions not designated as capital gain dividends in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis that the U.S. shareholder has in his securities for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted basis in his securities will be taxable as capital gains, provided that the securities have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of securities that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred stock before being allocated to other distributions.
Dividends authorized by WFREIC in October, November or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by WFREIC and received by the shareholder on December 31 of that year, provided that WFREIC actually pays the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of WFREIC.
WFREIC may make distributions to holders of its securities that are paid in securities. These distributions are intended to be treated as dividends for U.S. federal income tax purposes and a U.S. shareholder would, therefore, generally have taxable income with respect to such distributions of securities and may have a tax liability on account of such distributions in excess of the cash (if any) that is received.
U.S. shareholders holding securities at the close of WFREIC’s taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of WFREIC’s taxable year falls, the amount of WFREIC’s undistributed net capital gain that WFREIC designates in a written notice mailed to its shareholders. WFREIC may not designate amounts in excess of WFREIC’s undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by WFREIC in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. shareholders will increase their basis in their securities by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.
Distributions made by WFREIC and gain arising from a U.S. shareholder’s sale or exchange of securities will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.
SALE OR EXCHANGE OF SECURITIES. When a U.S. shareholder sells or otherwise disposes of securities, the shareholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the securities for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the securities as a capital asset. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the securities for more than one year. Long-term capital gain of an individual U.S. shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of securities of WFREIC that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from WFREIC that were required to be treated as long-term capital gains.
BACKUP WITHHOLDING. WFREIC will report to its U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. shareholder that does not provide WFREIC with his correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder’s income tax liability. In addition, WFREIC may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to WFREIC.
TAXATION OF TAX-EXEMPT SHAREHOLDERS. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entity described below and has not held its securities as “debt financed property” within the meaning of the Code, and the securities are not otherwise used in a trade or business, the dividend income from securities will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of securities will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the securities as “debt financed property” within the meaning of the Code or has used the securities in a trade or business.
Notwithstanding the above paragraph, tax-exempt shareholders will be required to treat as unrelated business taxable income any dividends paid by WFREIC that are allocable to WFREIC’s “excess inclusion” income, if any.
Income from an investment in WFREIC’s securities will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its securities. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.
Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust that
•is described in Section 401(a) of the Code;
•is tax-exempt under Section 501(a) of the Code; and
•holds more than 10% (by value) of the equity interests in the REIT.
Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•
it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•
either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. WFREIC does not expect to be classified as a pension-held REIT.
The rules described above under the heading “U.S. Shareholders” concerning the inclusion of WFREIC’s designated undistributed net capital gains in the income of its shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.
Non-U.S. Shareholders
The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. federal income tax on a net income basis, who own Series A preferred stock, which we call “non-U.S. shareholders,” are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Series A preferred stock, including any reporting requirements.
ORDINARY DIVIDENDS. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by WFREIC of U.S. real property interests, as discussed below, and other than distributions designated by WFREIC as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of WFREIC. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the securities is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. WFREIC expects to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with WFREIC or the appropriate withholding agent or (b) the non-U.S. shareholder files an IRS Form W-8-ECI or a successor form with WFREIC or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.
Distributions to a non-U.S. shareholder that are designated by WFREIC at the time of distribution as capital gain dividends that are not attributable to or treated as attributable to the disposition by WFREIC of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below.
If a non-U.S. shareholder receives an allocation of “excess inclusion income” with respect to a REMIC residual interest or an interest in a TMP owned by WFREIC, the non-U.S. shareholder will be subject to U.S. federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.
RETURN OF CAPITAL. Distributions in excess of WFREIC’s current and accumulated earnings and profits, which are not treated as attributable to the gain from WFREIC’s disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the non-U.S. shareholder’s securities. Distributions of this kind will instead reduce the adjusted basis of the securities. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. shareholder’s securities, they will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of its securities, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of current accumulated earnings and profits of WFREIC.
Also, WFREIC could potentially be required to withhold at least 10% (15% for distributions after February 16, 2016)of any distribution in excess of WFREIC’s current and accumulated earnings and profits, even if the non-U.S. shareholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. shareholder would not be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), upon a sale or exchange of Series A preferred stock. See the discussion below under “-Sales of Securities.”
CAPITAL GAIN DIVIDENDS. Distributions that are attributable to gain from sales or exchanges by WFREIC of U.S. real property interests that are paid with respect to any class of stock that is regularly traded on an established securities market located in the United States and held by a non-U.S. shareholder who does not own more than 5% (10% for distributions on or after December 18, 2015) of such class of stock at any time during the one-year period ending on the date of distribution will be treated as a normal distribution by WFREIC, and such distributions will be taxed as described above in “-Ordinary Dividends.”
Distributions that are not described in the preceding paragraph that are attributable to gain from sales or exchanges by WFREIC of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of FIRPTA. Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. WFREIC is required by applicable Treasury regulations under this statute to withhold 35% of any distribution that WFREIC could designate as a capital gain dividend. However, if WFREIC designates as a capital gain dividend a distribution made before the day WFREIC actually effects the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, WFREIC must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.
SHARE DISTRIBUTIONS. WFREIC may make distributions to holders of its Series A preferred stock that are paid in Series A preferred stock. These distributions are intended to be treated as dividends for U.S. federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under “-Ordinary Dividends” and “-Capital Gain Dividends.” If WFREIC is required to withhold an amount in excess of any cash distributed along with the Series A preferred stock, WFREIC will retain and sell some of the Series A preferred stock that would otherwise be distributed in order to satisfy WFREIC’s withholding obligations.
SALES OF SECURITIES. Gain recognized by a non-U.S. shareholder upon a sale or exchange of Series A preferred stock generally will not be taxed under FIRPTA if WFREIC is a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that, if any class of a REIT's stock is regularly traded on an established securities market in the United States, a person holding less than 5% of such class during the testing period is presumed not to be a foreign person, unless WFREIC has actual knowledge otherwise). WFREIC believes that it is a domestically controlled REIT, and, therefore, assuming that WFREIC continues to be a domestically controlled REIT, that taxation under this statute generally will not apply to the sale of WFREIC securities. However, gain to which this statute does not apply will be taxable to a non-U.S. shareholder if investment in the securities is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.
If WFREIC does not qualify as a domestically controlled REIT, the tax consequences to a non-U.S. shareholder of a sale of securities depends upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. shareholder. Specifically, a non-U.S. shareholder that holds a class of securities that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such securities if the shareholder owned more than 5% (10% for sales on or after December 18, 2015) of the securities of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. shareholder owned such securities or the 5-year period ending on the date when the shareholder disposed of the stock. A non-U.S. shareholder that holds a class of WFREIC’s securities that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such securities if on the date the stock was acquired by the shareholder it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of WFREIC’s outstanding securities with the lowest fair market value. If a non-U.S. shareholder holds a class of WFREIC’s securities that is not regularly traded on an established securities market, and subsequently acquires additional interests of the same class, then all such interests must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of securities, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.
Backup Withholding and Information Reporting. If you are a non-U.S. shareholder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:
•dividend payments and
•the payment of the proceeds from the sale of Series A preferred stock effected at a U.S. office of a broker, as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or
•you otherwise establish an exemption.

Payment of the proceeds from the sale of securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of securities that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:
•the proceeds are transferred to an account maintained by you in the United States,
•the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
•the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.
In addition, a sale of Series A preferred stock will be subject to information reporting if it is effected at a foreign office of a broker that is:
•a U.S. person,
•a controlled foreign corporation for U.S. federal tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or
•a foreign partnership, if at any time during its tax year:
•one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•
such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.
Medicare Tax
A U.S. shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of securities, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in WFREIC’s securities.
Withholdable Payments to Foreign Financial Entities and Other Foreign Entities
A 30% withholding tax will be imposed on certain payments to you or certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such institutions fail to comply with information reporting requirements (“FATCA Withholding”). Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Dividend payments you receive could be subject to this withholding if you are subject to the information reporting requirements and fail to comply with them or if you hold Series A preferred stock through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to withholding). However, FATCA Withholding will not apply to payments of gross proceeds from a sale or other disposition of Series A preferred stock before January 1, 2019.
Federal Estate Taxes
Series A preferred stock held by a non-U.S. shareholder at the time of death will be included in the shareholder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Other Tax Consequences
State or local taxation may apply to WFREIC and its shareholders in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of WFREIC and its shareholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in WFREIC.

ERISA Considerations
A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Series A preferred stock. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.
Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (“Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section  3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).
The acquisition and holding of the Series A preferred stock by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we are or become or any of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Series A preferred stock is acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Series A preferred stock. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section  408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the Series A preferred stock, provided that neither we nor any of our affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (service provider exemption). There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Any purchaser or holder of the Series A preferred stock or any interest therein is deemed to have represented by its purchase and holding of the Series A preferred stock or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Series A preferred stock on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the Series A preferred stock will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.
Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Series A preferred stock on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Series A preferred stock have exclusive responsibility for ensuring that their purchase and holding of the Series A preferred stock do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Series A preferred stock to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Plan of Distribution
Wells Fargo Securities, LLC or any other affiliate of WFREIC may use this prospectus in connection with offers and sales of the Series A preferred stock in market-making transactions, including block positioning and block trades, and unless such affiliate informs the purchaser otherwise in the confirmation of sale, this prospectus is being used by such affiliate in a market-making transaction. Such market-making transactions will be made at negotiated prices related to prevailing market prices at the time of sale. Any such broker-dealer affiliates, including Wells Fargo Securities, LLC, may act as principal or agent in such transactions. None of our broker-dealer affiliates have any obligation to make a market in the Series A preferred stock and any such affiliate may discontinue any market-making activities at any time without notice, at its sole discretion. Broker-dealers purchasing the Series A preferred stock from affiliates of WFREIC or Wells Fargo, including Wells Fargo Securities, LLC, may be deemed to be underwriters as that term is defined in the Securities Act and subject to applicable prospectus delivery requirements. Such broker-dealer affiliates may receive compensation in the form of discounts and commissions from such market-making transactions. The Series A preferred stock is listed on the NYSE under the symbol “WFE Pr A”.

Experts
The financial statements of WFREIC as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing in our 2014 Annual Report and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Validity of the Series A Preferred Stock
The validity of our Series A preferred stock has been passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters in our initial public offering by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Sullivan & Cromwell LLP regularly performs legal services for Wells Fargo.

11,000,000 Shares
6.375% Cumulative Perpetual Preferred Stock, Series A
Wells Fargo Real Estate Investment Corporation

As an affiliate of Wells Fargo Real Estate Investment Corporation, Wells Fargo Securities, LLC is subject to prospectus delivery requirements. Broker-dealers purchasing the Series A preferred stock from affiliates of Wells Fargo Real Estate Investment Corporation or Wells Fargo & Company, including Wells Fargo Securities, LLC, may be deemed to be underwriters as that term is defined in the Securities Act and subject to applicable prospectus delivery requirements.